PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”) made this 18th day of April, 2006, by and between GOLDEN PHOENIX MINERALS, INC. a company incorporated under the laws of the State of Minnesota and doing business in the State of Nevada, USA (the “Purchaser”)and ROBERT R. ROBITAILLE, an individual residing in the City of Timmins (“Robitaille”), DOUGLAS LALONDE, an individual residing in the City of Timmins (“Lalonde”), and SHELDON DAVIS, an individual residing in the City of Toronto (“Davis”), all in the Province of Ontario, Canada, and RONALD E. DOCKWEILER, an individual residing in the Town of Gobles (“Dockweiler”), in the State of Michigan (individually, a “Vendor” and collectively, the “Vendors”)

WHEREAS, the Vendors have staked or caused to be staked five (5) registered claims (#4203006, #4203007, #4203009, #4203010, #3007420) totaling 22 Units, covering approximately 880 acres in Griffith and Broughham Townships in the Province of Ontario, Canada (the “Property”) as more particularly described in Appendix I attached hereto and made a part of this Agreement,

WHEREAS, the Vendors wish to sell and transfer one hundred percent (100%) interest in the Property;

WHEREAS, the Purchaser, a US public company whose shares are listed for trading on the NASDAQ OTC:BB Exchange (the “Exchange”) under the symbol GPXM.OB, wishes to purchase the Property from the Vendors;

NOW THEREFORE, the parties agree as follows:

The Purchase:

1.

Upon issuing all shares required by Section 2 below, Purchaser shall, without any further payment or action, be deemed to have acquired and vested in a ONE HUNDRED PERCENT (100%) right, title and interest in the Property, and the Vendors shall cause to be transferred into the Purchaser’s name title and 100% ownership of the claims as outlined in Appendix I subject to the NSR provisions outlined in Section 3 below.

2.

Within thirty (30) days of execution of this Agreement, Purchaser shall issue to Vendors 735,000 shares of GPXM.OB common stock (as restricted under the US Securities and Exchange Commission Form 144) (the “Shares”) distributed as follows:

(i)	235,000 shares to Lalonde;
(ii)	217,500 shares to Robitaille;
(iii)	217,500 shares to Davis; and
(iv)	65,000 to Dockweiler.

3.	Purchaser shall pay Vendors ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS US (USD$125,000.00) as follows:

(i)	August 15, 2006	$31,250.00
(ii)	November 15, 2006	$31,250.00
(iii)	February 15, 2007	$31,250.00
(iv)	May 15, 2007	$31,250.00

Each payment is to be distributed to each Vendor as follows:

$9,991.50 to Lalonde;

$9,247.45 to Robitaille;

$9,247.45 to Davis; and

$2,763.61 to Dockweiler.

4.

From the date of this Agreement and going forward, the Vendors shall retain a three percent (3.3%) Net Smelter Return (“NSR”) on sales of minerals taken from the Property. The NSR is defined in Appendix II, which is attached hereto and made a part of this Agreement. The NSR shall be paid to each Vendor in the following amounts:

(i)	1.0% to Lalonde;
(ii)	1.0% to Robitaille;
(iii)	1.0% to Davis; and
(iv)	0.3% to Dockweiler.

5.

From the date of this Agreement and going forward, Purchaser shall have the Right of First Refusal to purchase ONE AND SIXTY-FIVE ONE-HUNDRETHS PERCENT (1.65%) of said NSR for ONE MILLION SIX HUNDRED AND FIFTY THOUSAND US DOLLARS (USD$1,650,000.00). The NSR may be purchased from each Vendor in the following amounts:

(i)	0.50% to Lalonde;
(ii)	0.50% to Robitaille;
(iii)	0.50% to Davis; and
(iv)	0.15% to Dockweiler.

6.

The Vendors warrant that the Property and claims that are the subject of this transaction are duly filed and registered claims in the names of the Vendors and that they have full authority to transfer same to the Purchaser and that said transfer shall be without any claims, liens or payment obligations attached thereto other than those contained within this Agreement.

7.

Commencing upon the date of the execution of this Agreement and continuing until completion or default, should Purchaser or its nominee conduct or cause to be conducted mineral exploration programs on the Property, Purchaser will agree to file such work as assessment.

8.

In the event that the Purchaser withdraws from this Agreement or otherwise defaults on its remaining obligations, the Purchaser agrees to return the Property at the Vendors sole discretion and in good standing.

9.	Except as otherwise provided in this Agreement, Purchaser, its servants and agents shall have the sole and exclusive right to:

a)	Enter in, under or upon the Property and conduct mining work;
b)	Exclusive and quiet possession of the Property;
c)	Bring upon the Property and to erect thereon such facilities as it may consider advisable; and
d)	Remove from the Property ore or mineral products for the purpose of bulk sampling, assaying, testing, sales, pilot plant or test operations, or full-scale production.

10.

Purchaser covenants and agrees to comply with all applicable laws, rules and regulations related to the exploration and development of the Property and will conduct its operations according to good mining practices, which operations shall be the responsibility of Purchaser in all respects, including that Purchaser covenants and agrees to comply with all applicable laws and regulations concerning land use and environmental protection and to save the Vendors harmless from any and all claims relating to work done by Purchaser and/or its successors or assigns on the Property.

11.

In the event that Purchaser fails to issue the Shares or make a payment as required by Sections 2 and 3 above, the Vendors shall give written notice to Purchaser within thirty (30) days of becoming aware of such default, specifying the default, and Purchaser shall not lose any rights, remedies or cause of action pursuant to this Agreement or otherwise hereunder as a result of such default, unless within thirty (30) days after the giving of notice of default by the Vendors, Purchaser has failed to cure the default by the appropriate performance, and if Purchaser fails within such period to cure such default, the Vendors shall only then be entitled to seek any remedy they may have on account of such default.

12.

Any notice or other writing that is required under this Agreement shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or if transmitted by fax or other form of communication tested prior to transmission to such party:

a)	In the case of Purchaser:

Golden Phoenix Minerals, Inc.

1675 E. Prater Way, Suite 102

Sparks, NV 89434

Fax: 775-853-5010

Attention: David A. Caldwell

b)	In the case of Vendors:

C/O Robert R. Robitaille, Esq.

3087 Airport Road,

PO Box 616

Timmins, Ontario

P4N 7G2

13.	This Agreement shall be governed by and interpreted according to the laws of the Province of Ontario and the laws of Canada applicable therein.

14.	This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators and assigns.

15.

Purchaser covenants and agrees that, if and as necessary, it will file this Agreement as soon as possible with the Exchange and use it’s best commercial efforts to obtain the acceptance of the Exchange within thirty (30) days of signing such Agreement.

16.	Time is of the essence.

17.	The headings contained herein are inserted for convenience only and will not be construed as part of the Agreement.

18.	Neither Purchaser nor Vendors shall be deemed drafter of this Agreement.

19.

This Agreement may be executed by facsimile and in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and will continue one and the same instrument, and any facsimile signature shall be taken as an original.

IN WITNESS WHEREOF the parties hereto, intending to be legally bound, have hereby caused this Agreement to be executed as of the day, month, and year first above written.

GOLDEN PHOENIX MINERALS, INC.

_________________________________
Name: David A. Caldwell
Title:	President

VENDORS

__________________________________	______________________________
Robert R. Robitaille	Witness

__________________________________	______________________________
Douglas Lalonde	Witness

__________________________________	______________________________
Sheldon Davis	Witness

__________________________________	______________________________
Ronald Dockweiler	Witness

APPENDIX I - SUMMARY AND DESCRIPTION OF CLAIMS

Claim Number	Unit Size	Township/Area	Recorded Holder	Due Date

#4203009	6	Broughham Twp.	Robitaille, Robert	2/1/07
#4203010	2	Griffith Twp.	Robitaille, Robert	2/2/07
#4203007	2	Griffith Twp.	Robitaille, Robert	1/11/07
#4203006	6	Griffith Twp.	Robitaille, Robert	1/11/07
#3007420	6	Griffith Twp.	Robitaille, Robert	1/11/07

Total	22

APPENDIX II – NET SMELTER ROYALTY

Pursuant to Section 3 of the Agreement to which this Appendix is attached, the Vendors may be entitled to a royalty (the “NSR”) equal to THREE AND THREE-TENTHS PERCENT (3.3%) of Purchaser’s net smelter returns.

1.

“Net Smelter Returns” shall mean the actual proceeds of sale received by Golden Phoenix Minerals, Inc. (“Purchaser”) from the sale of products mined, produced, and sold from the Property, from a smelter, refinery or other buyer, after the deduction of smelter and/or refining charges, ore or bullion treatment charges, penalties and any and all charges made by the purchaser of ore, bullion, or concentrates, less (a) any and all transportation, insurance and security costs which may be incurred in connection with the transportation of ore, ore concentrates, bullion or other ore products from the point of last processing by Purchaser, and costs of weighing, sampling, determining moisture content and packaging such material; (b) all umpire charges and any taxes imposed on production or severance of ore or ore concentrates, except income taxes; and (c) any production royalties or other fees based on such production and payable to any governmental agency. For purposes of calculating Net Smelter Returns in the event Purchaser elects not to sell any portion of any molybdenum, gold or silver derived from the Property, but instead elects to have the final product of any such molybdenum, gold or silver credited to or held for its account with any smelter, refiner or broker, such molybdenum, gold or silver shall be deemed to have been sold at the Quoted Price on the day such metal is actually credited to or placed in Purchaser’s account. For molybdenum, the term “Quoted Price” shall refer to the terms of the sales contract at the time of the sale. At present, the contract calls for setting the price at 99% of the Metals Week Monthly Average Dealer Oxide price for the quotational period less applicable discounts. For gold, the term “Quoted Price” shall mean the price per ounce of gold as quoted on the London P.M. gold fixing (or A.M. fixing if there is no P.M. fixing on that day) as published in the Financial Times (or any mutually agreeable substitute source if the information is not available from the Financial Times), on the date of final settlement from the smelter, refinery or other buyer of the gold on which the production royalty is to be paid. For silver, the term “Quoted Price” shall mean the price per ounce of silver as quoted on the London fixing for silver as published in the Financial Times (or any mutually agreeable substitute source if the information is not available from the Financial Times), on the date of final settlement from the smelter, refinery or other buyer of silver on which the production royalty is to be paid.

2.

If the product is treated by a third party smelter, refinery, or mint, all expenses relating thereto, including all costs and charges for treatment, tolling, smelting, refining or minting of such products and all costs associated therewith such as transporting, insuring, handling, weighing, sampling, assaying and marketing, commissions, shared percentages as well as all penalties, presentation charges, referee’s fees and expenses, import taxes and export taxes, that is to say the net amount received by Purchaser from the smelter, refinery or mint, as the case may be, less all costs associated therewith.

3.

If the product is treated at a smelter, refinery or mint solely owned, operated or controlled by Purchaser, all costs, charges and expense relating thereto or associated therewith, excluding any capital costs incurred in the mining of the product but including the expenses in Section 2 of this Appendix II, such charges, costs and expenses to be equivalent to the prevailing rates charged by similar smelters, refineries or mints as the case may be, in arm’s length transactions for the treatment of like quantities and quality of product.

4.

Net smelter returns shall be calculated by Purchaser at the end of each six (6) months of the calendar year in which the ores or concentrates from the Property were sold or otherwise deemed disposed of and any payments to the Vendors shall be made by Purchaser within thirty (30) days after the end of each six (6) month period. Production royalties shall accrue to the Vendors’ account upon final settlement and final payment by the smelter, refinery or other ore buyer to Purchaser for the products sold and for which the production royalty is payable. All production royalty payments shall be accompanied by a statement and settlement sheet showing the quantities and grades of metals, ores, minerals, or materials mined and sold from the Property, proceeds of sale, costs, assays and analyses, and other pertinent information in sufficient detail to explain the calculation of the production royalty payment.

5.

All payments of production royalties to the Vendors shall be paid by delivery of Purchaser’s check made payable to the Vendors at the address set forth in Section 16.1 of the Agreement. Such payment shall be made by mailing, by reputable overnight courier, or by hand-delivering a check to the Vendors, and such a payment shall effectively, and for all purposes whatsoever, constitute full payment of the amount thereof to the Vendors.

6.

The Vendors, at their sole election and expense, shall have the right to procure, not more frequently than once annually following the close of each calendar year, an audit of Purchaser’s accounts relating to payment of the production royalty hereunder by any certified public accountant selected by the Vendors. All royalty payments made in any calendar year shall be considered final and in full satisfaction of all obligations of

Purchaser with respect thereto, unless the Vendors give written notice describing and setting forth a specific objection to the calculation thereof within one (1) year following the close of that calendar year. Purchaser shall account for any agreed upon deficit or excess in the payment made to the Vendors by adjusting the next quarterly statement following completion of such audit to account for such deficit or excess.

7.

The parties acknowledge and agree that Purchaser shall have the exclusive right to market and sell to third parties products produced from the Property in any manner it chooses, including without limitation the forward sale of products on the commodity market and the repayment of gold loans. The Vendors shall have absolutely no right to participate or obligation to share whatsoever in any price protection or hedging activities of Purchaser, including any sales of products derived from the Property by Purchaser on the commodity market or otherwise, or in any profits received or losses suffered by Purchaser as a result of such marketing or hedging activities.

8.

Purchaser shall have exclusive control of all operations on or for the benefit of the Property, and of any and all equipment, supplies, machinery, and other assets purchased or otherwise acquired or under its control in connection with such operations. Purchaser may carry out, on its own or through independent contractors and consultants, such operations on the Property as it may, in its sole discretion, determine to be warranted, and the timing, nature, manner and extent of any exploration, development or mining operations shall be within the sole discretion of Purchaser. If Purchaser at any time, and from time to time after commencing operations or production, desires to shut down or cease operations or production for any reason, it shall have the right to do so. Purchaser may use and employ such methods of mining as it may desire to find more profitable. Purchaser shall not be required to mine, preserve, or protect in its mining operations any ores, leachates, precipitates, concentrates or other products which, under good mining practices, cannot be mined or shipped at a reasonable profit to Purchaser at the time encountered. Any decision as to the manner and form in which Products are to be sold shall be made by Purchaser in its sole discretion. Purchaser shall have no obligation to begin or prosecute any operations or activities on the Property, or to mine or remove all or any portion of the products therein, and there shall be no implied covenant to do so under this Agreement.

9.

Purchaser shall have the right of mixing or commingling, either underground, at the surface, or at processing plants or other treatment facilities, any material containing products mined or extracted and comprising a portion of the Property with any similar substances derived from other lands or Property, provided that the commingling is accomplished only after the material has been fairly and accurately weighed and sampled. Purchaser shall use commingling procedures acceptable in the mining and metallurgical industry, which are accurate and cost-effective for the type of mining and processing activity being conducted. The records relating to commingled ores shall be available for inspection by the Vendors, at the Vendors’ sole expense, at all reasonable times, upon reasonable advance notice to the Purchaser, and shall be retained by Purchaser for a period of twelve (12) months.

10.

Any determination of weight, volume, moisture content, amenability, or pay metal or mineral content, and any sampling and analysis by Purchaser, shall be binding upon the Vendors if made in accordance with sound mining and metallurgical practices and standard sampling and analysis procedures prevailing in the mining and milling industry.

11.

All determinations with respect to: (a) whether ore will be beneficiated, processed or milled by Purchaser or sold in a raw state, (b) the methods of beneficiating, processing or milling any such ore, (c) the constituents to be recovered therefrom, and (d) the purchasers to whom any ore, minerals or mineral substances may be sold, shall be made by Purchaser in its sole and absolute discretion.

12.

The ore, mine waters, leachates, pregnant liquors, pregnant slurries, and other products or compounds of metals or minerals derived from the Property shall be the property of Purchaser subject to the production royalty as provided for herein. Purchaser shall not be liable for mineral values lost in mining or processing if such mining or processing is consistent with sound mining and metallurgical engineering practices. The production royalty provided for in Section 1 of this Appendix II shall be payable only on metals, ores, or minerals recovered prior to the time waste rock, spoil, tailings, or other mine waste and residue are first disposed of as such, and such waste and residue shall be the sole property of Purchaser. Purchaser shall have the sole right to dump, deposit, sell, dispose of, or reprocess such waste rock, spoil, tailings, or other mine wastes and residues, and the Vendors shall have no claim or interest therein or in or to proceeds or mineral values recovered therefrom, provided that any actual sales of such materials shall be burdened by the obligation to pay the production royalty as provided for herein.